SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	------------------------

	FORM 8-K

	CURRENT REPORT


	Pursuant to Section 13 or 15(d)
	Of The Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported):            May 2, 2001
									--------------------


	ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
	------------------------------------------------
     (Exact name of registrant as specified in its charter)


   Delaware                 0-21456              06-1361276
----------------         ------------        -----------------
(State or other          (Commission         (I.R.S. Employer
 jurisdiction of          file number)        Identification No.)
 incorporation or
 organization)



488 Main Avenue, Norwalk, Connecticut                06851
---------------------------------------------------------------
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number,
 including area code:                            203-849-2500
                                                 ------------









Item 5.	Other Events.
 		-------------

	On May 2, 2001, the Registrant announced that it has commenced the winding down of its electronic shelf label ("ESL") operations on an orderly basis, as a result of apparent insufficient interest in the retail community for the ESL systems to justify or attract further economic investment in the reasonably foreseeable future.

	The Registrant also announced the formation of a special board committee to consider a proposal (the "Proposal") received from Norton Garfinkle and Bruce F. Failing, Jr., who beneficially own approximately 51.7% of the outstanding common stock, $.01 par value, ("Common Stock"), of the Registrant, to acquire, for cash, the shares of Common Stock not contributed by them and certain other investors to a newly-formed corporation organized by them ("Holdco"). The proposed transaction would be accomplished through (i) the merger into the Registrant of a subsidiary of Holdco, following the reclassification of the Common Stock contributed to Holdco as shares of a new class B common stock, $.01 par value, of the Registrant to be outstanding after the merger as the sole class of common equity of the Registrant, and
(ii) the payment by Holdco to the remaining holders of Common Stock of $0.24 per share. The proposed transaction is subject to agreement with the Registrant and, subsequently, negotiation of definitive documentation. The special board committee intends to engage investment bankers and special counsel to advise it concerning the proposed transaction.

	Reference is hereby made to the Registrant's press release issued May 2, 2001 annexed to this report as Exhibit 99.1, and to the Proposal annexed to this report as Exhibit 99.2, the text of each of which is incorporated by reference to this item.


Item 7.	Financial Statements and Exhibits.
		----------------------------------

	Exhibits.

		The exhibits filed as part of this Current Report on Form 8-K are listed in the attached Index to Exhibits.


	SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


						ELECTRONIC RETAILING SYSTEMS
						 INTERNATIONAL, INC.



						By  s/Jerry McAuliffe
						   --------------------------------
						   Jerry McAuliffe
						   Vice President, Chief Financial
						   Officer


Dated: May 3, 2001

INDEX TO EXHIBITS

Exhibit 		Description
-------		-----------

99.1			Press Release of the Registrant issued May 2,
			2001.

99.2			Proposal letter dated April 30, 2001 from Norton
			Garfinkle and Bruce F. Failing, Jr.






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